LKQ Corporation Announces 2005 Fourth Quarter Net Income Results Up 64%, With Record Revenue

Chicago, IL—March 2, 2006--LKQ Corporation (NASDAQ: LKQX) today announced results for its fourth quarter and year ended December 31, 2005, with revenue of $143.9 million for the quarter and $547.4 million for the year. Net income was $8.3 million for the quarter and $30.9 million for the year, representing growth over 2004 of approximately 64% and 50%, respectively.

“We had a record level of revenue in the fourth quarter and exceeded our previously issued earnings estimates. We had revenue growth of approximately 27% for the quarter and 29% for the year. This included solid organic revenue growth of approximately 12% for the quarter and the year. Our net income increased for the full year by 50% and our diluted earnings per share increased 37%. We were particularly pleased with the expansion of our 2005 annual operating income margin to 9.7% compared to 8.2% in 2004, which was primarily attributable to improved operating cost leverage. We made eight excellent business acquisitions in 2005 and intend to continue to pursue acquisition candidates that will provide long-term value to our stockholders,” said Joe Holsten, President and Chief Executive Officer.

2005 Reported Results

All earnings per share amounts, stock price amounts and share counts discussed herein reflect our January 2006 two-for-one stock split.

For the fourth quarter of 2005, revenue increased 26.5% to $143.9 million compared with $113.8 million for the fourth quarter of 2004. Our organic revenue growth for the quarter was 12.1%. Net income for the quarter increased 64.0% to $8.3 million compared with $5.0 million for the fourth quarter of 2004. Diluted earnings per share was $0.15 for the quarter compared with $0.11 for the fourth quarter of 2004.

For the year ended December 31, 2005, revenue increased 28.9% to $547.4 million compared with $424.8 million in 2004. This included organic revenue growth of 12.2%. For the year ended December 31, 2005, net income increased 50.1% to $30.9 million compared with $20.6 million for the same period in 2004. Diluted earnings per share was $0.63 for the year ended December 31, 2005 compared with $0.46 for the same period a year ago.

Our consolidated aftermarket collision replacement parts revenue for the quarter was $25.8 million and for the year ended December 31, 2005 was $84.8 million.

The weighted average diluted shares outstanding for the quarter was 54.6 million compared to 45.0 million for the fourth quarter of 2004 and for the year ended December 31, 2005 was 48.7 million compared to 44.8 million for the same period a year ago. The number of weighted average diluted shares of common stock in 2005 changed from 2004 due to the issuance of 6.4 million new shares in our October 2005 public offering, exercises of stock options and warrants, and the increase in our stock price.

Business Acquisitions

During 2005 we acquired eight businesses for approximately $112.0 million in cash, notes, and assumed liabilities, and up to $9.0 million in contingent payments. They consisted of four recycling businesses with approximately $48.0 million in trailing annualized revenue and four aftermarket businesses with approximately $84.0 million in trailing annualized revenue.

The markets these businesses serve include the northeast markets of New Jersey, New York City, upstate New York, Rhode Island, Massachusetts, and Connecticut; the Mid-Atlantic markets of Washington DC, Baltimore, Philadelphia and Delaware; and the central and southern markets of Pittsburgh, central Pennsylvania, Chicago, Tulsa, Arkansas, Memphis and western South Carolina.

On January 31, 2006 we acquired Transwheel Corporation, an aluminum alloy wheel refurbishing and distribution business. Transwheel currently operates refurbishing and distribution facilities in Huntington, IN; Manchester, CT; Williamsport, MD; and Tampa, FL and distribution locations in Ferndale, MI and Bensenville, IL. Transwheel’s third party revenue for 2005 was approximately $28.5 million from the sale or restoration of wheels.

During February 2006, we acquired three recycling businesses. We acquired Michael Auto Parts located in the Orlando, Florida area that primarily serves the professional repair market. This business generated approximately $12.0 million of revenue in 2005. In addition, we acquired two retail businesses, one near Charleston, South Carolina and one in Port Allen, Louisiana. These two businesses had less than $3.0 million of combined revenue in 2005. Our objective during 2006 is to grow and improve these two businesses and to build their facilities into modern self-service retail facilities. We expect the effect of these three transactions on our 2006 diluted earnings per share to be insignificant, as the two retail businesses will be undergoing significant start-up activities. We would, however, expect these three businesses to provide between $0.01 to $0.02 of diluted earnings per share in 2007.

Company Outlook

We expect that 2006 organic revenue growth will be in the low double digits, with the balance of the growth being the full year impact of 2005 business acquisitions and our four acquisitions that closed in 2006. We expect net income to be within a range of $40.5 million to $42.5 million and diluted earnings per share to be between $0.72 and $0.76. Included in the guidance is an estimated $0.03 per share effect of expensing stock options for the first time.

For the first quarter of 2006 we expect net income to be within a range of $11.0 million to $11.5 million and diluted earnings per share to be between $0.20 and $0.21.

We anticipate that net cash provided by operating activities for 2006 will be approximately $40.0 million. We estimate our full year 2006 capital expenditures related to property and equipment, excluding needs of any future acquisitions we may do, will be approximately $36.0 million. This includes approximately $3.5 million of 2005 planned capital projects that we previously reported in our projected 2005 capital, but were not completed by year end and will instead be expended in early 2006. Included is approximately $4.0 million in property and equipment needs related to the four business acquisitions we made in 2006. The 2006 capital expenditure budgets also include four major facility expansions, which we believe will contribute to continued strong organic growth in the related markets in 2007 and beyond. Finally, the 2006 capital expenditures include approximately $2.0 million related to consolidating two recycling operations and converting one of these locations to a self-service start up operation. As of March 2, 2006 we had outstanding debt under our bank credit facility of $69.0 million.

We estimate the weighted average diluted shares outstanding for the full year 2006 to be approximately 56.0 million and for the first quarter to be approximately 55.5 million. These share numbers are estimates and as such will be affected by factors such as any future stock issuances, the number of our options and warrants exercised in subsequent periods, and changes in our stock price.

Annual Conference Call

We will host an audio webcast to discuss our fourth quarter 2005 actual results and our first quarter 2006 financial guidance on Thursday, March 2, 2006 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until April 2, 2006.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services, the second largest nationwide provider of aftermarket collision replacement products and the second largest nationwide provider of refurbished wheels. LKQ operates over 100 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

On October 4, 2005, we completed our public offering of 7,935,000 shares of our common stock at a price per share to the public of $14.50. The offering included 6,435,000 primary shares sold by us and 1,500,000 secondary shares sold by selling stockholders. We received approximately $88.0 million in net proceeds from the sale of the shares by us in the offering, after deducting underwriting discounts and commissions and the estimated expenses of the offering.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:
•	the availability and cost of inventory;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;
•	changes in the types of replacement parts that insurance carriers will accept in the repair process;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	uncertainty as to our future profitability;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;
•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;
•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and
•	other risks that are described in our Form 10-K filed March 8, 2005 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.
CONTACT:	LKQ Corporation
Mark T. Spears, Executive Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2005	2004
Assets

Current Assets:
Cash and equivalents	$3,173	$1,612
Restricted cash	450	-
Receivables, net	39,500	28,305
Inventory	103,655	74,150
Deferred income taxes	2,122	1,109
Prepaid expenses	2,437	2,266

Total Current Assets	151,337	107,442

Property and Equipment, net	97,218	70,730
Intangibles
Goodwill	181,792	100,319
Other intangibles, net	88	45
Deferred Income Taxes	2,146	4,622
Other Assets	6,845	5,117

Total Assets	$439,426	$288,275

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$15,496	$8,374
Escrow liability	2,611	50
Accrued expenses
Accrued payroll-related liabilities	10,115	6,731
Accrued procurement liability	2,537	1,989
Other accrued expenses	11,062	8,249
Income taxes payable	819	1,251
Deferred revenue	3,440	2,602
Current portion of long-term obligations	1,481	317

Total Current Liabilities	47,561	29,563

Long-Term Obligations, Excluding Current Portion	45,996	49,945
Other Noncurrent Liabilities	4,032	4,079

Redeemable Common Stock, $0.01 par value,
100,000 shares issued	617	617

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 51,414,314
and 41,130,826 shares issued at December 31, 2005 and 2004, respectively.	514	411
Additional paid-in capital	307,304	201,279
Warrants	80	261
Retained earnings	32,027	1,140
Accumulated other comprehensive income	1,295	980

Total Stockholders' Equity	341,220	204,071

Total Liabilities and Stockholders' Equity	$439,426	$288,275

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income
( In thousands, except per share data )

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenue	$143,922	$113,760	$547,392	$424,756

Cost of goods sold	76,390	61,264	289,788	227,140

Gross margin	67,532	52,496	257,604	197,616

Facility and warehouse expenses	15,917	13,231	60,113	47,815

Distribution expenses	16,263	12,975	61,480	47,927

Selling, general and administrative expenses	19,596	16,515	74,495	60,095

Depreciation and amortization	2,485	1,855	8,574	6,872

Operating income	13,271	7,920	52,942	34,907

Other (income) expense:
Interest expense	187	422	2,228	1,551
Interest income	(253)	(18)	(341)	(46)
Other (income) expense, net	(27)	(426)	(628)	(455)

Total other expense	(93)	(22)	1,259	1,050

Income before provision for income taxes	13,364	7,942	51,683	33,857

Provision for income taxes	5,108	2,909	20,796	13,284

Net income	$8,256	$5,033	$30,887	$20,573

Net income per share:
Basic	$0.16	$0.12	$0.70	$0.51

Diluted	$0.15	$0.11	$0.63	$0.46

Weighted average common shares outstanding:
Basic	50,530	40,617	44,019	40,105

Diluted	54,574	45,046	48,715	44,827

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
( In thousands )

	Year Ended December 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,887	$20,573
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	8,574	6,872
Deferred income taxes	1,667	3,487
Writeoff of debt issuance costs	-	346
(Gain) loss on sale of property and equipment	(159)	119
Gain on sale of investment securities	(335)	-
Other adjustments	42	62
Changes in operating assets and liabilities, net of
effects from purchase transactions:
Receivables	(2,429)	(2,143)
Inventory	(8,554)	(5,175)
Income taxes payable	5,431	1,866
Other operating assets and liabilities	2,409	(106)

Net cash provided by operating activities	37,533	25,901

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(26,218)	(25,670)
Proceeds from sale of property and equipment	825	103
Expenditures for intangible assets	(3)	(5)
Purchase of investment securities	-	(650)
Proceeds from sale of investment securities	433	-
Proceeds from conversion of escrow	2,561	-
Decrease in restricted cash in escrow	149	-
Cash used in acquisitions	(103,769)	(61,601)

Net cash used in investing activities	(126,022)	(87,823)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	99,695	4,942
Debt issuance costs	(302)	(249)
Net borrowings of long-term debt	(9,343)	42,759

Net cash provided by financing activities	90,050	47,452

Net increase (decrease) in cash and equivalents	1,561	(14,470)

Cash and equivalents, beginning of period	1,612	16,082

Cash and equivalents, end of period	$3,173	$1,612

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Supplementary Data
( $ in thousands )

	Three Months Ended December 31,
Operating Highlights	2005		2004
		% of		% of
		Revenue		Revenue	$ Growth	% Growth

Revenue	$143,922	100.0%	$113,760	100.0%	$30,162	26.5%

Cost of goods sold	76,390	53.1%	61,264	53.9%	15,126	24.7%

Gross margin	67,532	46.9%	52,496	46.1%	15,036	28.6%

Facility and warehouse expenses	15,917	11.1%	13,231	11.6%	2,686	20.3%

Distribution expenses	16,263	11.3%	12,975	11.4%	3,288	25.3%

Selling, general and administrative expenses	19,596	13.6%	16,515	14.5%	3,081	18.7%

Depreciation and amortization	2,485	1.7%	1,855	1.6%	630	34.0%

Operating income	13,271	9.2%	7,920	7.0%	5,351	67.6%

Other (income) expense:
Interest expense	187	0.1%	422	0.4%	(235)	-55.7%
Interest income	(253)	-0.2%	(18)	0.0%	(235)	1305.6%
Other (income) expense, net	(27)	0.0%	(426)	-0.4%	399	-93.7%

Total other expense	(93)	-0.1%	(22)	0.0%	(71)	322.7%

Income before provision for income taxes	13,364	9.3%	7,942	7.0%	5,422	68.3%

Provision for income taxes	5,108	3.5%	2,909	2.6%	2,199	75.6%

Net income	$8,256	5.7%	$5,033	4.4%	$3,223	64.0%

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Supplementary Data
( $ in thousands )

	Year Ended December 31,
Operating Highlights	2005		2004
		% of		% of
		Revenue		Revenue	$ Growth	% Growth

Revenue	$547,392	100.0%	$424,756	100.0%	$122,636	28.9%

Cost of goods sold	289,788	52.9%	227,140	53.5%	62,648	27.6%

Gross margin	257,604	47.1%	197,616	46.5%	59,988	30.4%

Facility and warehouse expenses	60,113	11.0%	47,815	11.3%	12,298	25.7%

Distribution expenses	61,480	11.2%	47,927	11.3%	13,553	28.3%

Selling, general and administrative expenses	74,495	13.6%	60,095	14.1%	14,400	24.0%

Depreciation and amortization	8,574	1.6%	6,872	1.6%	1,702	24.8%

Operating income	52,942	9.7%	34,907	8.2%	18,035	51.7%

Other (income) expense:
Interest expense	2,228	0.4%	1,551	0.4%	677	43.6%
Interest income	(341)	-0.1%	(46)	0.0%	(295)	641.3%
Other (income) expense, net	(628)	-0.1%	(455)	-0.1%	(173)	38.0%

Total other expense	1,259	0.2%	1,050	0.2%	209	19.9%

Income before provision for income taxes	51,683	9.4%	33,857	8.0%	17,826	52.7%

Provision for income taxes	20,796	3.8%	13,284	3.1%	7,512	56.5%

Net income	$30,887	5.6%	$20,573	4.8%	$10,314	50.1%

The following table reconciles EBITDA to net income:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands)

Net income	$8,256	$5,033	$30,887	$20,573
Depreciation and amortization	2,485	1,855	8,574	6,872
Interest, net	(66)	404	1,887	1,505
Provision for income taxes	5,108	2,909	20,796	13,284

Earnings before interest, taxes, depreciation
and amortization (EBITDA)	$15,783	$10,201	$62,144	$42,234

EBITDA as a percentage of revenue	11.0%	9.0%	11.4%	9.9%